EXHIBIT 10(iii)(f.4)

Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, Texas 75039-2298

EXXON MOBIL CORPORATION

Non-Employee Director Compensation

March 1, 2020

At a meeting of the Board of Exxon Mobil Corporation, duly called and held at 5959 Las Colinas Boulevard, Irving, Texas, on February 26, 2020, at which a quorum was present and voting, the following resolution was presented and, on motion made and seconded, duly adopted:

RESOLVED, that, effective March 1, 2020, each member of the Board of Directors who is not an employee of the Corporation or of any of its affiliated companies (a “non-employee director”) be compensated at the rate of $110,000 per annum, and that in addition,

a)     each non-employee director designated as Chair of the Audit Committee or Chair of the Compensation Committee be compensated at the rate of $10,000 per annum;

b)     the non-employee director designated as Lead Director be compensated at the rate of $50,000 per annum; and

c)      non-employee directors receive no additional fees for serving on, or attending regular or special meetings of, the Board or any committee of the Board, or for execution of written consents to action in lieu of meetings of the Board or any such committee, but be reimbursed for reasonable expenses if any; and that the resolutions regarding non-employee director remuneration adopted by the Board of Directors on October 26, 2011 be, and hereby are, revoked.